Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Highest Quarterly Total Retail New Vehicle Unit Sales Since Q3 2007
Third Quarter Total Retail New Vehicle Unit Sales of 76,743, Up 13% Over Third Quarter 2012

•	Total retail new vehicle unit sales in September 2013 were 20,758 (As announced in the August sales release this year, Labor Day weekend was reported in August sales versus September in 2012.)
FORT LAUDERDALE, Fla., October 2, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in the third quarter of 2013, as reported to the applicable automotive manufacturers, were 76,743, an increase of 13% as compared to the third quarter of 2012. Same-store retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 8% compared to the third quarter of 2012. Total retail new vehicle unit sales for AutoNation’s operating segments, in the third quarter of 2013, were as follows:

•	23,782 for Domestic, up 17% versus third quarter of 2012,

•	39,092 for Import, up 9% versus third quarter of 2012, and

•	13,869 for Premium Luxury, up 19% versus third quarter of 2012.
Total retail new vehicle unit sales in September 2013, as reported to the applicable automotive manufacturers, were 20,758, a decrease of 10% as compared to September 2012. Same-store retail new vehicle unit sales in September 2013 were 19,829, a decrease of 14% as compared to September 2012. (As announced in the August sales release this year, Labor Day weekend was reported in August sales versus September in 2012.) Total retail new vehicle unit sales for AutoNation's operating segments, in September 2013, were as follows:

•	6,524 for Domestic, down 5% versus September 2012,

•	9,853 for Import, down 17% versus September 2012, and

•	4,381 for Premium Luxury, up 3% versus September 2012.
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The information provided in this news release is based on sales reports provided by our stores, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 267 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer.
Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.